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                                                                   Exhibit 10.17

                              EMPLOYMENT AGREEMENT



         EMPLOYMENT AGREEMENT (this "Agreement") entered into this _____ day of _____________, 2003, by and between WAYPOINT FINANCIAL CORP., a Pennsylvania corporation (the "Company"), with its principal office in Harrisburg, Pennsylvania, and David E. Zuern, a resident of Pennsylvania ("Executive"). Any reference herein to the "Bank" shall refer to WAYPOINT BANK, a wholly-owned subsidiary of the Company.

         WHEREAS, Company desires to continue to employ Executive in the capacity of President and Chief Executive Officer of the Company and the Bank; and

         WHEREAS, Executive and Company desire to evidence their agreement as to the terms and conditions of Executive's continued employment as President and Chief Executive Officer of the Company and the Bank.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows, replacing and superceding all prior Employment Agreements of and between the parties:

         1. Employment. The Company and Bank hereby agree to employ Executive, and Executive hereby accepts such employment and agrees to perform his duties and responsibilities in accordance with the terms, conditions and provisions hereinafter set forth subject nevertheless to the specific approval of Company's Board of Directors.

         1.1 Employment Term. The term of Executive's employment under this Agreement will begin on September 15, 2003 (the "Effective Date") and will continue until September 15, 2006; provided, however that on September 15 of each calendar year, the term of this Agreement will automatically extend for an additional year renewal unless one party notifies the other, in writing as least 60 days prior to the end of the then current term, that the Agreement will not be further renewed or until the agreement is terminated in accordance with Section 5 or
                  Section 6. Not withstanding the above and Section 5.4, the parties hereto agree that unless extended by the mutual agreement of the parties this agreement will terminate, and the termination of Executive will be deemed retirement, following the Company's annual meeting after Executive achieves normal retirement age as then defined in the Company's benefit plans.

                  The period commencing as of the Effective Date and ending on the date on which the term of Executive's employment under this Agreement terminates is hereinafter referred to as the "Employment Term".

         1.2 Duties and Responsibilities. Executive shall serve as President and Chief Executive Officer of the Company and the Bank during the Employment Term and shall be supported by the Board in such positions with the powers and


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                  authority to set and execute the strategic plans and
                  initiatives of the Company and the Bank subject to the Board's supervision and approval. Executive and Company agree that neither Company nor Bank will be in violation hereof in the event Executive's title and responsibilities as President of the Bank or the Company, but not as Chief Executive Officer, is assigned to another executive in the course of implementing a succession plan approved by Executive. The Company's Board shall nominate Executive to continue as a member of its Board of Directors (the "Board"). The Board shall support such nomination. Executive agrees to serve as a director during the Employment Term. The Board shall cause the Company to continue to elect Executive as a director of the Bank, and Executive agrees to serve as a director of the Bank. During the Employment Term Executive shall perform all duties and accept all responsibilities incident to such positions as may be assigned to him by the Boards of the Company and the Bank.

         1.3 Extent of Service. During the Employment Term, Executive agrees to use his best efforts to carry out his duties and responsibilities under Section 1.3 hereof and, consistent with the other provisions of this Agreement, to devote substantially all his business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from continuing in any director capacity in which he is currently involved other than Directorship of other financial institutions or entities precluded by applicable statues or regulations or from making investments in other businesses or enterprises, provided that Executive agrees not to engage in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with his ability to discharge his duties and responsibilities to the Company. Executive further agrees not to accept any new positions on either a part time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board. Executive and the Board specifically recognize and agree to Executive's service as an officer of the Pennsylvania Banker's Association and the incidental time commitments associated with American Banker's Association commitments related thereto as being in the best interests of the Company and the Bank and agrees that expenses unreimbursed by those organizations may be submitted for reimbursement by the Company.

         1.4 Base Salary. For all the services rendered by Executive hereunder, the Company or the Bank shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $365,000.00, payable in installments at such times as the Company or the Bank customarily pays its other senior level executives (but in any event no less often than monthly). Executive's Base Salary for each year shall be reviewed annually during the Company's regular annual salary review process for appropriate adjustment (but shall not be reduced below the then current level) by the Board pursuant to its normal performance review policies for senior level executives.


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         1.5      Retirement and Benefit Coverage and Perquisites. During the
                  Employment Term, Executive shall be entitled to participate in all (a) employee pensions and retirement plans and programs ("Retirement Plans") and (b) welfare benefit plans and programs ("Benefit Coverages"), in each case made available to the Company's or the Bank's senior level executives as a group or to its employees generally, as such Retirement Plans or Benefits Coverages may be in effect from time to time. Notwithstanding the terms of any of the Retirement Plans, Executive shall at all times after the Effective Date have a fully vested right to all benefits earned under such Retirement Plans payable under such Retirement Plans or by the Company where the effect of granting such full vesting would not jeopardize qualification for such Retirement Plan under the applicable labor and tax laws. Executive also shall be entitled to a Cadillac Seville or equivalent automobile, country club initiation fees, dues and assessments and all other executive perquisites in accordance with the Company's policy for its most senior executives.

         1.6 Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of expenses related to his employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation (six weeks per calendar year) and holidays in accordance with the Company's or the Bank's normal personnel policies for senior level executives.

         1.7 Short-Term Incentive Compensation. Executive shall be entitled to participate in any short-term incentive compensation programs established by the Company or the Bank for its senior level executives generally. Bonuses under such programs shall be based upon achievement of certain annual individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion.

         1.8 Long-Term Incentive Compensation/Stock Options. Executive shall also be entitled to participate in all long-term incentive compensation programs, including but not limited to stock option plans and stock recognition or awards plans, established for its senior level executives generally. Bonuses under such programs shall be based upon achievement of certain individual or business performance objectives specified and approved by the Board (or a Committee thereof) in its sole discretion.

         2. Confidential Information. Executive recognizes and acknowledges that by reason of his employment by and service to the Company before, during and, if applicable, after the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company's business which may include, but is not limited to, trade secrets, trade "know how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information (collectively referred to as


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                  "Confidential Information"). Executive acknowledges that such
                  Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Board, at any time during the course of his employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of his duties for the company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that any time after the termination of such employment he will not, directly or indirectly, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information in which case Executive will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure, provided, however, if prior notice is not possible, then as soon thereafter as reasonably practicable. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of his employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Board, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of his duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, Executive agrees immediately to return to the Company all written Confidential Information in his possession.

         3. Non-Compete Obligation. Executive agrees that during the term of this Agreement and any extension thereof and for any period during which Executive's compensation is continued after termination, Executive shall not, directly or indirectly, engage in (as principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise, with or without compensation) or hold a financial interest in any firm or organization engaged in the business of banking (including, but not limited to, the providing of wholesale banking services, consumer financial services, retail banking, trust and investment management services, electronic payment services, secured and unsecured loan and financing services, real estate financing services, insurance, asset and investment management and fiduciary services, cash management services, consumer and commercial credit card services, merchant card services, card processing services, and electronic transaction processing services) or which otherwise is engaged in competition with the Company, or its subsidiaries or affiliates, within sixty miles of Harrisburg, Pennsylvania.

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                  Executive shall not entice or solicit, directly or indirectly, any other executives or key management personnel of the Company (or any subsidiary) to work with Executive or any entity with which Executive has affiliated for a period of two years after the end of the Employment Term. Executive shall also not entice or solicit, directly or indirectly, any client or customer of the Company (or any subsidiary) for any competitor or in any competitive activity for a period of two years after the end of the Employment Term.

                  The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than 5% of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

         4. Enforcement of Obligations. Executive acknowledges that the restrictions contained in Sections 2 and 3 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect to this Agreement; and (ii) that he has, prior to execution of this Agreement, reviewed thoroughly this Agreement with his counsel. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of Sections 2 and 3, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 2 and 3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement in which any party is seeking in whole or in part any form of equitable relief, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in any court of competent jurisdiction in Dauphin County, Pennsylvania; (ii) consents to the non-exclusive jurisdiction of any court in any such suit, action or proceeding; and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and



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                  unconditionally consents to the service of any process,
                  pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10.

         5. Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

         5.1 Disability. The Company may terminate the Employment Term if Executive is unable substantially to perform his duties and responsibilities hereunder to the full extent required by this Agreement by reason of illness, injury or incapacity for six consecutive months, or for more than six months in the aggregate during any period of twelve calendar months provided that the Company shall continue to pay the Executive his Base Salary for one year following termination by the Company, and provided further, that any amounts actually paid to Executive pursuant to any disability insurance or other similar program which the Company has provided or may provide on behalf of its employees shall reduce the compensation to be paid to Executive pursuant to this paragraph. In addition, Executive shall be entitled to receive (i) any other amounts earned, accrued or owing but not yet paid under Section 1 above and
                  (ii) any other benefits, including the extension of the period to exercise the stock options in accordance with the terms of any applicable plans and programs of the Company including the health coverage described in Section 5.4. Otherwise, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section 5.1, to submit to a physical examination by a licensed physician(s) selected by the Board.

         5.2 Death. This Agreement shall terminate in the event of Executive's death. In such event, the Company shall pay to Executive's executors, legal representatives or administrators, as applicable, an amount equal to Executive's Base Salary, on a monthly basis, at the rate in effect at the time of Executive's death, for a period of one (1) year from the date of Executive's death. In addition, (i) Executive's estate shall be entitled to receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and
                  (ii) any other benefits, including the extension of the period to exercise stock options in accordance with the terms of any applicable plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

         5.3 Cause. The Company may terminate this Agreement and Executive's employment hereunder at any time for "cause", in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued, and Executive's right to exercise the stock options, and/or stock awards provided by Section 1.8 shall immediately terminate. Executive shall remain entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company. For purposes of this Agreement termination for "cause" shall include termination due to the Executive's personal dishonesty,


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                  incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or breach of any material provision of this Agreement. For purposes of this Agreement, an act or omission on the part of Executive shall be deemed "willful" only if it was not due primarily to an error in judgment or negligence and was done by Executive not in good faith and without reasonable belief that the act or omission was in the best interest of the Company. In the case of termination or removal of the Executive by an order issued under section 8(e)(4) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4)), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Company, if it deems the reinstatement of the Executive to his former position to be in the best interest of the Company, shall use its best efforts to appeal and overturn such order.

         5.4. Termination or Non-Renewal Without Cause. The Company may terminate Executive's employment hereunder at any time without cause, or give Executive notice that it does not intend to renew the Agreement (in either case the Employment Term shall be deemed to have ended), upon not less than 60 days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and subject to the provisions of Sections 2 and 3, shall be allowed to seek other employment. In addition, Executive shall be entitled to voluntarily terminate employment with the Company (and such termination shall be deemed a constructive termination) upon one or more of the following occurrences:

                  (a) any failure of the Company to comply with and satisfy any of the terms of this Agreement, including the appointment or nomination of Executive to the officer and director positions specified in Section 1. 2 hereof;

                  (b) except as described in Section 1.2 hereof any change resulting in a reduction by the Company of the authority, duties or responsibilities of Executive;

                  (c) any reduction by the Company of Executive's compensation level or removal from the officer positions which Executive holds as of the Effective Date hereof except in connection with promotions to higher office; or

                  (d) the requirement that Executive undertake business travel (or commuting in excess of fifty miles each way) to an extent substantially greater than is reasonable and customary for the position Executive holds.

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                  Upon any such termination (whether actual or constructive) or non-renewal pursuant to this Section 5.4, and assuming Executive executes (and does not revoke) a mutual release in favor of the Company and Executive in the form attached hereto as Exhibit A, Executive shall be entitled to receive a single lump sum payment within 30 days (or, at Executive's discretion, payable over 24 to 36 months) equal to three times the sum of (i) his annual rate of Base Salary and (ii) his annual short term incentive compensation otherwise payable under Section 1.7 at the "target" level established under the Company's Annual Incentive Plan for the full year of the removal or non-renewal, in lieu of any amount due to Executive under the Company's then current severance pay plan for employees. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any other benefits in accordance with the terms of any applicable plans and programs of the Company, and all options to purchase shares of stock of the Company shall become fully vested and all restrictions on shares of stock of the Company previously granted to Executive shall lapse and shall not be subject to any further conditions, and such options shall be exercisable unless in the opinion of counsel such action would disqualify the affected plan. In such case Company shall offer Executive alternative means to permit vesting and/or satisfaction of restrictions. In addition, Executive and his spouse and dependents at the time of the termination, if any, shall be eligible, subject to the cost sharing applicable to Company employees for health coverage under a Company medical plan or a substitute plan or arrangement providing similar coverage at the Company's election for a minimum of three years.

         5.5 Required Provisions. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the bank's affairs by a notice served under section 8(e)(3) or
                  (g)(1) of [the] Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) the bank's obligations under the contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                  If the Executive is removed and/or permanently prohibited from participating in the conduct of the bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the bank under the contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                  If the bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the contract shall terminate as of the date of default, but this paragraph 5.5 shall not affect any vested rights of the contracting parties.

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                  All obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary [for] the continued operation of the association:

                  (i) by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the bank under the authority contained in section 13
                           (c) of the Federal Deposit Insurance Act; or

                  (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the bank or when the bank is determined by the Director to be in an unsafe or unsound condition.

                  Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated thereunder.

         5.6 Voluntary Termination. Executive may voluntarily terminate the Employment Term upon 60 days' prior written notice for any reason. In such event, no further payments shall be due under this Agreement except that Executive shall be entitled to any benefits due in accordance with the terms of any applicable plan and programs of the Company. A Voluntary Termination under this Section 5.6 shall not be deemed a breach of this Agreement.

         6.       Payments Due on a Change of Control.

         6.1 Definitions. For all purposes of this Section 6, the following terms shall have the meanings specified in this Section 6.1 unless the context otherwise clearly requires:

                  (1) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (2) "Base Compensation" shall mean the total cash remuneration received by Executive in all capacities as an employee with the Company and its Affiliates, including current annualized base salary, Short and Long-Term Cash Compensation Plan payments reported (or as would be reported) for Federal income tax purposes on Form W-2, together with any and all salary deferrals under any of the Company's benefit plans or programs, for the most recent full calendar year immediately preceding the calendar year in



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                  which occurs a Change of Control, or the calendar year in
                  which occurs a Change of Control, whichever is higher.

         (3) "Beneficial Owner" shall have the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

         (4) "Change of Control" shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Exchange Act; or
                  (ii) results in a change in control of the Bank or the Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. '303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (the "FRB") at 12 C.F.R. '225.41(b) with respect to the Company, as in effect on the Effective Date; or
                  (iii) without limitation such a Change of Control shall be deemed to have occurred at such time as (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the Bank's or the Company's outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Company to the stock form and any securities purchased by the Bank's employee stock ownership plan and trust; or (b) individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Bank or the Company or similar transaction occurs in which the Bank or the Company is not the resulting entity; or (d) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or (e) a tender offer is made and completed for 20% or more of the voting securities of the Bank or Company then outstanding.



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         (5)      "Person" shall have the meaning ascribed to such term in
                  Sections 13(d) and 14(d) of the Exchange Act.

         (6) "Termination Date" shall mean the date of receipt of Notice of Termination as described in Section 6.2 or any later specified therein, as the case may be.

         (7) "Termination of Employment" shall mean the termination of Executive's actual employment relationship with the Company.

         (8) "Termination following a Change of Control" shall mean a Termination of Employment within two years after a Change of Control either:

                  (i)      initiated by the Company for any reason other than
                           (a) Executive's continuous illness, injury or incapacity for a period of twelve consecutive months or (b) for "cause," as defined in Section 5.3 hereof; or

                  (ii) initiated by Executive upon one or more of the following occurrences:

                           (1) any failure of the Company to comply with and satisfy any of the terms of this Agreement;

                           (2) any change resulting in a reduction by the Company of the status of Executive's authority, duties or responsibilities at the time of the Change of Control;

                           (3) any reduction by the Company of Executive's compensation level or removal from the officer positions which Executive holds as of the date of the Change of Control except in connection with promotions to higher office;

                           (4) the requirement that Executive undertake business travel (or commuting in excess of fifty miles each way) to an extent substantially greater than is reasonable and customary for the position Executive holds; or

                           (5) within six months following the Change of Control, Executive determines, in his sole discretion, that circumstances have so changed with respect to the



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                           Company that he no longer wishes to continue in
                           employment.

 6.2 Notice of Termination. Any Termination following a Change of Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

6.3 Severance Compensation With Termination. In the event of Executive's Termination following a Change of Control or in the event that Executive is terminated under Section 5.4 within the six-month period immediately preceding a Change of Control (in either case any payments made pursuant to Section 5.4 shall reduce the amount due under this Section and vise versa so that the total payment shall be the greater of either but not both), the Company shall pay to Executive, within fifteen days after the Termination Date, an amount in cash equal to 2.99 times Executive's Base Compensation.

6.4    Other Payments, Stock Options and Stock. The payment due under Section
       6.3 hereof shall be in addition to and not in lieu of any payments or benefits due Executive under any other plan, policy or program of the Company (and Executive's bonus under the Company's Annual Incentive Plan shall be paid at the target level for the fiscal year in which the Change of Control occurs), all of which shall be paid within 15 days after the Change of Control. Executive shall also be entitled to health coverage described in Section 5.4. No payments shall be due to Executive under the Company's then severance pay plan for employees. Further, all options to purchase shares of stock of the Company shall become fully vested and all restrictions on shares of stock of the Company previously granted to Executive shall lapse and shall not be subject to any further conditions, and all such options shall be exercisable unless in the opinion of counsel such accelerated vesting or restriction lapse will result in plan disqualification. In such case Company shall offer Executive alternative means to permit vesting and/or satisfaction of restrictions.

6.5    Enforcement.

       (a) In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Sections 6.3 and 6.4 within the respective time periods provided therein, the Company shall pay to Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded monthly, on any amount remaining unpaid from the date payment is required under Section 6.3 and 6.4, as appropriate, until paid to Executive, at the rate from time to time specified in The Wall

            Street Journal as the "prime rate" plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

        (b) It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of his rights under this Section 6 by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company shall pay Executive on demand the amount necessary to reimburse Executive in full for all expenses (including all attorneys' fees and legal expenses) incurred by Executive in enforcing any of the obligations of the Company under this Agreement.



7. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations and shall be binding on all successors and assigns of the Company. The Company shall obtain the affirmation of any successor or assignee to the extent necessary to preserve Executive's rights hereunder.

8. Methodology. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

9. Arbitration and Expenses. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Harrisburg, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys'
         fees and expenses). Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share equally the expenses of the arbitration.

10. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

                  If to the Company, to:

                      Waypoint Financial Corp.
                      235 N. Second Street
                      P.O. Box 1711
                      Harrisburg, PA 17105-1711
                      Attention:  Chairman, Compensation and Benefits Committee
                      Fax: (717) 231-2950

                 With a required copy to:

                      General Counsel
                      Waypoint Financial Corp.
                      235 N. Second Street
                      P.O. Box 1711
                      Harrisburg, PA  17105-1711
                      Attention:  Richard C. Ruben
                      Fax: (717) 231-2950

                 If to Executive, to:

                      David E. Zuern
                      P.O. Box 41
                      Lemoyne, PA  17043

                  or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11.      Contents of Agreement, Amendment and Assignment.

         (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

         (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the extent the Company would be required to perform if no such succession had taken place.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13. Remedies Cumulative: No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party form time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16. Withholding. The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

18. Corporate Authority. The Company hereby represents that it has taken all required corporate action in accordance with the provisions of its bylaw and certificate of incorporation to enter into and to carry out the terms of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.


ATTEST:                             WAYPOINT FINANCIAL CORP.



________________________________    By: _____________________________________
Secretary                                   Charles C. Pearson, Jr.
                                    Title:  Chairman of the Board


WITNESS:                            EXECUTIVE



--------------------------------    ----------------------------------------
                                                 David E. Zuern

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.


ATTEST:                                 WAYPOINT FINANCIAL CORP.



                                        By:
---------------------------                 ----------------------------
Secretary                                          Charles C. Pearson, Jr.
                                            Title: Chairman of the Board



WITNESS:                                EXECUTIVE

---------------------------             --------------------------------
                                                   David E. Zuern